Exhibit 10.25

Agreement for the purchase of shares in Dominion Theatre Investments Limited and for the buy-back of shares in Nederlander Dominion Limited

Dated 23 October 2009

Apollo Leisure Group Limited

(the Vendor)

Nederlander International Limited

(the Purchaser)

Dominion Theatre Investments Limited

(the Target)

Nederlander Dominion Limited

(the Company)

Live Nation, Inc.

(the Guarantor)

Contents

1	Definitions and interpretation	1

2	Sale and purchase of the Buy-Back Shares	8

3	Sale and purchase of the Shares	9

4	Consideration	9

5	Completion	9

6	Warranties and indemnities	12

7	Tax Indemnity	14

8	Limitations on liability	20

9	Guarantee and indemnity	21

10	Insurance	23

11	Completion Accounts	23

12	Confidentiality	25

13	Announcements	26

14	Assignment	26

15	Further assurance and provision of information	27

16	Third party rights	27

17	Costs	28

18	Remedies and waivers	28

19	No deduction and gross up	28

20	Entire agreement	28

21	Changing this Agreement	29

22	Counterparts	29

23	Severability	29

24	Notices	29

25	Service	31

Contents (i)

Contents (ii)

Share purchase agreement

Dated 23 October 2009

Between

(1)	Apollo Leisure Group Limited (the Vendor) registered in England under No. 2129195 whose registered office is at 2nd Floor, Regent Arcade House, 19-25 Argyll Street, London W1F 7TS;

(2)	Nederlander International Limited (the Purchaser) registered in England under No. 3978319 whose registered office is at Regina House, 124 Finchley Road, London NW3 5JS;

(3)	Dominion Theatre Investments Limited (the Target) registered in England under No. 1623438 whose registered office is at 2nd Floor, Regent Arcade House, 19-25 Argyll Street, London W1F 7TS;

(4)	Nederlander Dominion Limited (the Company) registered in England under No. 2583337 whose registered office is at Regina House, 124 Finchley Road, London NW3 5JS; and

(5)	Live Nation, Inc. (the Guarantor) a corporation organised and existing under the laws of Delaware whose principal place of business is at 9348 Civic Centre Drive, Beverly Hills, California 90210 United States.

Recitals

A	The Target is the registered holder of the Buy-Back Shares (as defined in Clause 1.1) and it is proposed that the Company shall Purchase the Buy-Back Shares from the Target for cancellation on and subject to the provisions of this Agreement.

B	Subject to the acquisition of the Buy-Back Shares described in Recital A above and the payment of the Interim Dividend (as defined in Clause 1.1), the Vendor has agreed to sell the whole of the issued share capital of the Target to the Purchaser on and subject to the provisions of this Agreement.

C	In consideration of the Purchaser and the Company entering into this Agreement, the Guarantor has agreed to guarantee the obligations of the Vendor and the Target under this Agreement.

It is agreed

1	Definitions and interpretation

1.1	In this Agreement the following definitions apply.

Accounts means the audited balance sheet and the audited profit and loss account of the Target in respect of the accounting reference period of the Target ended on the Accounts Date, including the reports and notes annexed to them.

Accounting Policies means the accounting policies and principles set out in Part B of Schedule 4.

Accounts Date means 31 December 2008.

1985 Act means the Companies Act 1985.

2006 Act means the Companies Act 2006.

Auditors means Ernst & Young LLP, the auditors of the Target.

Available Cash Amount means the £(sterling) amount of available cash in the Company and the Tenancy-in-Common as at 23.59 on Saturday 24 October 2009 as is calculated by reference to and payable in accordance with the Available Cash Statement.

Available Cash Statement means the statement of Available Cash Amount prepared in accordance with Part A of Schedule 4.

Business Day means a day (not being a Saturday) on which banks are open for general banking business in the City of London.

Buy-Back Shares means the 125,000 ordinary shares of £1 each in the capital of the Company held by the Target;

Buy-Back Shares Purchase Price means £4,500,000.

Buy-Back Warranties means the warranties given in Part A of Schedule 3.

Claim for Tax means any assessment (including a self-assessment), notice, demand, letter or other document issued by or action taken by or on behalf of any person, authority or body from which it appears that the Vendor is or may be liable under Clause 7 or for a breach of the Tax Warranties.

Company Warranties mean the Buy-Back Warranties and the Manager Warranties.

Completion means completion of the sale and purchase of the Buy-Back Shares and the sale and purchase of the Shares in accordance with Clause 5.

Completion Accounts means the audited balance sheet and profit and loss accounts of the Target for the financial year ended on and as at the close of business on the Completion Date, and the notes statutory report and documents annexed to be prepared in accordance with Clause 11.

Completion Date means the date on which Completion occurs.

Corresponding Relief means:

(a)	any Relief arising as a result of a liability in respect of which the Vendor has made a payment under Clause 7 or in respect of the Tax Warranties; or

(b)	any Relief arising as a result of or in connection with the Event or Events which gave rise to a liability in respect of which the Vendor has made a payment under Clause 7 or in respect of the Tax Warranties; and

(c)	any Relief which is or has been claimed in respect of an accounting period of the Target ending on or before Completion.

which is disallowed by a Tax Authority so as to give rise to a liability in respect of which the Vendor has made a payment under Clause 7 or in respect of the Tax Warranties and which is used to mitigate a tax liability of the Target in respect of an accounting period of the Target beginning after Completion.

Deeds of Release means each of the following (in each case dated at Completion in the agreed form):

(a)	the deed of release in respect of the JPM Debenture; and

(b)	the deed of release in respect of the JPM Deed of Affirmation.

Deed of Termination of the Management Agreement means the agreement in the agreed form between (1) the Company and (2) LN(V)UKL (to be dated at Completion) terminating the Management Agreement.

Dominion Theatre means the leasehold property known as the Dominion Theatre located at 268/269 Tottenham Court Road, London WC1 and registered at the Land Registry under title number NGL616483.

Encumbrance includes any interest in land, claim, charge, pledge, mortgage, security, lien, option, equity, power of sale, hypothecation, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

Equivalent Available Cash Amount has the meaning given in Clause 5.7(b)(ii).

Estimated Available Cash Amount means £3,214,429.

Event means any transaction, act, event, omission or change in circumstance of whatever nature occurring or deemed to occur and (without limitation) includes any change in the residence of any person for the purposes of any Tax, the discontinuance of any trade, the entry into of this Agreement, Completion and the liquidation of any person.

General Claim means a claim:

(a)	for breach of any of the General Warranties; and/or

(b)	for breach of any of the Buy-Back Warranties; and/or

(c)	against the Vendor pursuant to the provisions in Clauses 6.8 and 6.9; and/or

(d)	for breach of any of the Manager Warranties.

General Warranties means the warranties given in Part B of Schedule 3.

Group Company in relation to any company means any subsidiary or holding company of that company or any subsidiary of any such holding company.

Group Relief means relief available under Part X Chapter IV of the Taxes Act.

Group Relief Payment means a “payment for group relief” as that term is defined in section 402(6) of the Taxes Act, and a “payment for a transferred tax refund” as defined in section 102(7) Finance Act 1989.

Information means all information, know-how and techniques (whether or not confidential and in whatever form held) used by LN(V)UKL in providing the Transaction Processing Services including without limitation:

(a)	operating processes and techniques;

(b)	formulations, formulae, data, reports, manuals and instructions;

(c)	customer and supplier lists and records, sales, marketing and promotional material; and

(d)	operational, management, employee, administrative and financial information (including business plans and forecasts).

Insurance Claim means a claim under one of the Insurance Policies

Insurance Policies means all insurance policies taken out and maintained by the Vendor’s Group.

Intellectual Property Rights means all inventions (whether patentable or not), design rights, database rights, copyright, moral rights, semiconductor topography rights, unregistered trade and service marks, logos, get-up and trade names and, in each case, the goodwill attaching to them, all Registered Intellectual Property Rights, Know-how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world.

Interim Dividend means the interim dividend of £50,572.90 per Share to be considered and declared by the directors of the Target in accordance with the 2006 Act and payable on Completion.

JPM Debenture means the debenture in favour of JP Morgan Chase Bank N.A. created on 31 July 2007 and registered on 10 August 2007.

JPM Deed of Affirmation means the deed of affirmation in favour of JP Morgan Chase Bank N.A. created on 7 January 2009 and registered on 13 January 2009.

Know-how means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm).

Lease means the lease of the Property and the Dominion Theatre for a term expiring on 31 December 2016 granted to the Company.

LN(V)UKL means Live Nation (Venues) UK Limited registered in England under No. 1444368 whose registered office is at 2nd Floor, Regent Arcade House, 19-25 Argyll Street, London W1F 7TS;

Management Accounts means the unaudited balance sheet and the unaudited profit and loss account of the Target for the period from 1 January 2009 to 30 September 2009 in the agreed form.

Management Agreement means the agreement (as amended) between (1) the Company and (2) LN(V)UKL dated 7 August 1991 pursuant to which LN(V)UKL provides services as manager of the Dominion Theatre and the Property to the Company.

Manager Warranties means the warranties given in Part D of Schedule 3.

Nederlander Parties means Nederlander of New York, Inc., Nederlander London Dominion, Inc., Dominion Investments, Inc. and Dominion James Nederlander, Inc.

Occurrence-Based Insurance Policy means an Insurance Policy that is an occurrence-based:

(a)	employers’ liability insurance policy;

(b)	public liability insurance policy; or

(c)	products liability insurance policy

(or an occurrence-based layer of any such a policy) which, as at the Completion Date, provides cover in respect of the Company for the policy period prior to the Completion Date.

Party or Parties means a party or the parties to this Agreement.

Premises Licence means the premises licence number PREM-LIC\1826 issued by the London Borough of Camden Licensing Authority in respect of the Dominion Theatre.

Premises Licence Transfer Application means the document in the agreed form to be dated at Completion pursuant to which the Company will apply for the transfer of the Premises Licence from LN(V)UKL to the Company.

Premises Licence Transfer Consent means the document dated at 15 October 2009 pursuant to which LN(V)UKL has consented to the transfer of the Premises Licence from LN(V)UKL to the Company.

Previous Accounts means the audited balance sheets of the Target as at the end of each of the two accounting reference periods immediately preceding that ended on the Accounts Date and the audited profit and loss accounts of the Target for each of those two periods.

Pro-forma Available Cash Statement means the pro-forma statement in the form set out in Part C of Schedule 4.

Property means the properties known as 8-14 Great Russell Street, London WC1 and 5 Bainbridge Street, London WC1.

Purchaser’s Group means the Purchaser and each Group Company of the Purchaser.

Purchaser’s Relief means any Relief which is not available on or before Completion but arises to the Target in respect of any Event occurring or period commencing after Completion or in consequence of any expenditure incurred or losses arising after Completion.

Purchaser’s Solicitors means Denton Wilde Sapte LLP, One Fleet Place, London EC4M 7WS.

Registered Intellectual Property Rights means all patents, utility models, registered designs, registered copyrights, plant variety rights, registered trade and service marks and domain names, together with:

(a)	the goodwill attaching to any of the foregoing;

(b)	any applications for registration and rights to grant of any of the foregoing; and

(c)	any rights or forms of protection of a similar nature to any of the foregoing anywhere in the world.

Relief means any relief, allowance, deduction, credit, exemption, right to repayment or set off in respect of any Tax.

Repayment means the Target obtaining:

(a)	a repayment of Tax where the Vendor has made a payment under Clause 7 or in respect of the Tax Warranties in respect of the same Tax that is the subject of the repayment; or

(b)	a repayment of Tax as a result of the use of a Corresponding Relief.

Saving means the use of a Corresponding Relief to reduce or eliminate any liability of the Target to make an actual payment of Tax in respect of which the Vendor would not have been liable under Clause 7, or in respect of the Tax Warranties.

Service Documents means all claim forms, application notices, judgments, orders or other notices of legal process relating to this Agreement.

Shareholders’ Agreement means the shareholders’ agreement in respect of the Company between (1) the Nederlander Parties, (2) the Target and (3) the Company dated 7 August 1991 (as amended).

Shares means the entire issued share capital of the Target.

Shares Purchase Price means £2,250,000.

Supplemental Tenancy-in-Common Notice means the notice in the agreed form between (1) the Nederlander Parties, (2) the Target and (3) the Company (to be dated at Completion) pursuant to which the parties to the Tenancy-in-Common Declaration have agreed to waive certain rights and obligations under the Tenancy-in-Common Declaration.

Target Warranties mean the General Warranties and the Tax Warranties.

Taxation or Tax means all forms of taxation and social security contributions and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, levies and withholdings in the nature of taxation, in each case wherever and whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Target or any other person, together with all penalties, charges and interest relating to any of the foregoing but for the avoidance of doubt excluding water rates, local business rates and other utility or local authority charges.

Tax Authority means any body or organisation in any country having authority in relation to Tax.

Tax Claim means any claim under the Tax Indemnity or for breach of any of the Tax Warranties.

Taxes Act means the Income and Corporation Taxes Act 1988.

Tax Indemnity means the indemnities given in Clause 7.

Tax Liability means:

(a)	any liability or increase in the liability of the Target to make a payment of Tax;

(b)	the setting-off against income, profits or gains earned, accrued or received on or before Completion or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief falling within the definition of Purchaser’s Relief in circumstances where, but for that setting-off, the Vendor would have been liable under the Tax Indemnity and / or the Tax Warranties;

(c)	any:

(i)	liability of the Target to pay or repay the whole or part of any Group Relief Payment; or

(ii)	Tax as a result of the disallowance or withdrawal of all or part of any Group Relief claimed by the Target in each case in respect of any period (or part thereof) ending on or before Completion,

and in any case to which paragraphs (b) or (c) applies the amount of the Tax Liability shall be:

(i)	in any case falling within paragraph (b), the amount of the Tax that would otherwise have been payable but for the setting off; and

(ii)	in any case falling within paragraph (c), (i) the amount of the payment or repayment of Tax that is required as a result of the disallowance or withdrawal or (ii) the amount of the payment or repayment of a Group Relief Payment, as the case may be.

Tax Warranties means the warranties given in Part C of Schedule 3.

TCGA means the Taxation of Chargeable Gains Act 1992.

Tenancy-in-Common means the long leasehold interest in the Dominion Theatre and the Property held by the Nederlander Parties and the Target.

Tenancy-in-Common Distribution Amount means the sum of £557,290 to be distributed from the Tenancy-in-Common to the Target at Completion.

Tenancy-in-Common Declaration means the means the declaration made in respect of the Tenancy-in-Common between (1) the Nederlander Parties, (2) the Target and (3) the Company dated 7 August 1991 (as amended).

Transaction Processing Records has the meaning give in the Transitional Services Agreement.

Transaction Processing Services has the meaning give in the Transitional Services Agreement.

Transitional Services Agreement means the agreement in the agreed form between (1) the Company and (2) the Vendor (to be dated at Completion) pursuant to which the Vendor will procure the provision of transitional services as manager of the Dominion Theatre and the Property to the Company following termination of the Management Agreement.

VAT Act means the Value Added Tax Act 1994.

Vendor’s Group means the Vendor and each Group Company of the Vendor.

Vendor’s Nominated Account means the Vendor’s Solicitors’ client account at Lloyds TSB Bank plc, 6-7 Park Row, Leeds LS1 1NX, no. 00199536, sort code 30-00-05.

Vendor’s Solicitors means Hammonds LLP of 7 Devonshire Square, London EC2M 4YH.

Waiver Agreement means the agreement in the agreed form between (1) the Nederlander Parties, (2) the Target and (3) the Company (to be dated at Completion) pursuant to which the parties to the Shareholders’ Agreement have agreed to waive certain rights and obligations under the Shareholders’ Agreement.

Warranties means together the Manager Warranties, the Buy-Back Warranties, the General Warranties and the Tax Warranties.

Warranty Claim means a claim for breach of any of:

(a)	the Buy-Back Warranties; and/or

(b)	the General Warranties; and/or

(c)	the Tax Warranties; and/or

(d)	the Manager Warranties.

1.2	In this Agreement, unless otherwise specified:

(a)	the words and expressions defined in sections 250, 391, 540, 738, 853, 1060, 1159 and 1173 of the 2006 Act have the same meanings;

(b)	reference to any statute, bye-law, regulation, rule, delegated legislation or order is to any statute, bye-law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, bye-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(c)	references to any Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

(d)	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(e)	reference to any English legal concept, term, action, remedy, method of judicial proceeding, legal document, legal status, court or official shall, in respect of any jurisdiction other than England and Wales, be deemed to refer to what most nearly approximates in that jurisdiction to that reference;

(f)	reference to any English statute, bye-law, regulation, rule, delegated legislation or order shall, in relation to any assets owned, liabilities incurred company incorporated in, or business carried on in any jurisdiction other than England and Wales, be deemed to include what most nearly approximates in that jurisdiction to that reference;

(g)	the expression this Clause shall unless followed by reference to a specific provision be deemed to refer to the whole clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

(h)	person includes any individual, firm, company or other incorporated or unincorporated body;

(i)	in writing means any communication made by letter or fax, and written shall be construed accordingly;

(j)	agreement means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

(k)	law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, request, requirement, guidance or guideline is addressed);

(l)	a document is in the agreed form if it is in the form of a draft agreed between and initialled by or on behalf of the parties on or before the date of this Agreement; and

(m)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act.

2	Sale and purchase of the Buy-Back Shares

2.1	The Target shall sell and the Company shall purchase the Buy-Back Shares free from any Encumbrance and with all rights attached or accruing to them on and after the date of this Agreement.

2.2	Without prejudice to Clause 2.1, the Buy-Back Shares shall be sold with full title guarantee.

2.3	The Target waives:

(a)	all pre-emption rights in respect of the Buy-Back Shares; and

(b)	any other rights which restrict the transfer of the Buy-Back Shares,

conferred on the Target whether by the articles of association of the Company, by agreement or otherwise.

2.4	Completion shall take place in accordance with Clause 5.

3	Sale and purchase of the Shares

3.1	The Vendor shall sell and the Purchaser shall purchase the Shares free from any Encumbrance and with all rights attached or accruing to them on and after the date of this Agreement.

3.2	Without prejudice to Clause 3.1, the Shares shall be sold with full title guarantee.

3.3	The Vendor waives:

(a)	all pre-emption rights in respect of the Shares; and

(b)	any other rights which restrict the transfer of the Shares,

conferred on the Vendor whether by the articles of association of the Target, by agreement or otherwise.

3.4	Completion shall take place in accordance with Clause 5.

4	Consideration

4.1	The consideration for the sale of the Buy-Back Shares shall be the payment by the Company to the Target at Completion of the Buy-Back Shares Purchase Price in accordance with this Agreement.

4.2	Immediately prior to the consummation of the sale of the Shares and simultaneous with Completion, the Interim Dividend shall be paid to the Vendor.

4.3	The consideration for the sale of the Shares shall be the payment by the Purchaser to the Vendor at Completion of:

(a)	the Shares Purchase Price which shall be subject to adjustment in accordance with Schedule 4 (Adjustment to Consideration); and

(b)	the Equivalent Available Cash Amount

in accordance with this Agreement.

5	Completion

5.1	Completion shall take place on the Completion Date at the offices of the Purchaser’s Solicitors (or at such other place or time as the Vendor and Purchaser shall agree).

5.2	At Completion the Target shall deliver or cause to be delivered to the Company:

(a)	a copy of the minutes of a meeting of the directors of the Target authorising the Target to enter into and perform its obligations under this Agreement, certified to be a true and complete copy by a director or the secretary the Target;

(b)	a transfer of all the Buy-Back Shares duly executed by the Target in favour of the Company together with definitive share certificates for them showing the name of the Target as the registered holder;

(c)	a copy of the Waiver Agreement duly executed by the Target;

(d)	a copy of the Supplemental Tenancy-in-Common Notice duly executed by the Target;

(e)	the written resignation of Paul Latham, as director of the Company executed as a deed and waiving all claims against the Target in the agreed form; and

(f)	a completed form MG04 in the agreed form in respect of each Deed of Release signed by a director or the secretary of the Target or by or on behalf of the security trustee.

5.3	At Completion the Company shall:

(a)	pay or procure the payment of a sum equal to:

(i)	the Buy-Back Shares Purchase Price; and

(ii)	the Tenancy-in-Common Distribution Amount

by electronic funds transfer to the Vendor’s Nominated Account and:

(aa)	the Target agrees that payment of such sums into the Vendor’s Nominated Account shall constitute a good and complete discharge of the Company’s obligation as to the distribution of each such sum; and

(bb)	the Vendor agrees that payment of such sums into the Vendor’s Nominated Account shall constitute a good and complete discharge of the Target’s obligation as to the payment of the Interim Dividend;

(b)	deliver to the Target:

(i)	a copy of the Supplemental Tenancy-in-Common Notice duly executed by the Nederlander Parties; and

(ii)	a copy of the Waiver Agreement duly executed by the Company and by the Nederlander Parties.

(c)	deliver to the Vendor a copy of the Transitional Services Agreement duly executed by the Company; and

(d)	deliver to the Vendor on behalf of LN(V)UKL:

(i)	a copy of the Deed of Termination of the Management Agreement duly executed by the Company; and

(ii)	a copy of the Premises Licence Transfer Application duly signed by the Company.

5.4	At Completion the Vendor shall deliver or cause to be delivered to the Purchaser:

(a)	a copy of the minutes of a meeting of the directors of the Vendor authorising the Vendor to enter into and perform its obligations under this Agreement and the Transitional Services Agreement each being certified to be a true and complete copy by a director or the secretary of the Vendor;

(b)	a copy of the minutes of a meeting of the directors LN(V)UKL authorising LN(V)UKL to enter into and perform its obligations under the Deed of Termination of the Management Agreement, certified to be a true and complete copy by a director or the secretary of the Vendor;

(c)	a copy of an officer’s certificate in the agreed form confirming that the Guarantor is authorised to enter into and perform its obligations under this Agreement, signed by the secretary and general counsel of the Guarantor;

(d)	a copy of the minutes of the meeting of the directors of the Target referred to in Clause 5.6, certified to be a true and complete copy by a director or the secretary of the Target;

(e)	a transfer of all the Shares duly executed by the Vendor in favour of the Purchaser or its nominee together with definitive share certificates for them showing the Vendor as the registered holder;

(f)	the Deeds of Release duly executed by the respective parties thereto;

(g)	evidence reasonably satisfactory to the Purchaser of the release or discharge of each and any other Encumbrance to which any of the Shares or the assets or undertaking of the Target is subject;

(h)	the written resignations of Paul Latham, Stuart Douglas and Alan Ridgeway each as director of the Target and Selina Emeny as Secretary of the Target executed as a deed and waiving all claims against the Target in the agreed form;

(i)	certificate of incorporation, any certificate(s) of incorporation on change of name, and all statutory and minute books (which shall be written up to, but not including, the date of Completion) of the Target together with all unused share certificate forms;

(j)	any power of attorney or other authority under which this Agreement or any document referred to in it is executed by the Vendor or the Guarantor;

(k)	to the extent not in the possession of the Target, any books of account or references of suppliers and other material records and all insurance policies in respect of the business of the Target;

(l)	to the extent not in the possession of the Target but in the possession of any member of the Vendor’s Group, all licences, consents, permits and authorisations obtained by or issued to the Target;

(m)	a copy of the Transitional Services Agreement duly executed by the Vendor; and

(n)	a completed form MG04 in the agreed form in respect of each Deed of Release signed by a director or the secretary of the Vendor or by or on behalf of the security trustee.

5.5	At Completion the Vendor shall procure that LN(V)UKL shall deliver or cause to be delivered to the Company:

(a)	a copy of the Deed of Termination of the Management Agreement duly executed by LN(V)UKL;

(b)	a copy of the Premises Licence Transfer Consent duly signed by LN(V)UKL;

5.6	At Completion the Vendor shall procure that the following business is transacted at a meeting of the directors of the Target:

(a)	the directors of the Target shall:

(i)	declare and authorise the payment of the Interim Dividend such dividend to be paid net of any liabilities whether actual or contingent; and

(ii)	approve registration of the transfer of the Shares to the Purchaser or its nominee and the entry of the transferee in the register of members of the Target as the holder of the Shares, subject only to the transfer being presented duly stamped;

(b)	the accounting reference date of the Target shall be changed to 23 October;

(c)	the situation of the registered office of the Target shall be changed to Regina House, 124 Finchley Road, London NW3 5JS;

(d)	James M. Nederlander, James L. Nederlander and Jerrold B. Katzman shall each be appointed as a director of the Target and Jerrold B. Katzman shall be appointed as secretary of the Target with effect from the end of the meeting; and

(e)	the resignations of the directors and the secretary of the Target referred to in Clause 5.4(h) above shall be received.

5.7	At Completion, the Purchaser shall:

(a)	deliver to the Vendor a copy of the minutes of a meeting of the directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement, certified to be a true and complete copy by a director or the secretary of the Purchaser; and

(b)	pay a sum equal to:

(i)	the Shares Purchase Price; and

(ii)	the equivalent of one third of the Estimated Available Cash Amount less the sum equal to the Tenancy-in-Common Distribution Amount (the Equivalent Available Cash Amount)

by electronic funds transfer to the Vendor’s Nominated Account and the Vendor agrees that payment of such sum into the Vendor’s Nominated Account shall constitute a good and complete discharge to the Purchaser in respect of such sum and the Purchaser shall have no obligation as to the distribution of such sum.

5.8	As soon as reasonably practicable following Completion the Vendor shall procure that LN(V)UKL shall deliver or cause to be delivered to the London Borough of Camden Licensing Authority:

(a)	the Premises Licence Transfer Application;

(b)	the Premises Licence Transfer Consent; and

(c)	the original Premises Licence.

5.9	The Purchaser shall not be obliged to complete this Agreement unless:

(a)	the Target comply fully with Clauses 5.2; and

(b)	the Vendor has complied fully with Clauses 5.4, 5.5 and 5.6.

5.10	Neither the Vendor nor the Target shall be obliged to complete this Agreement unless:

(a)	the Company has complied fully with Clause 5.3 (unless the Company’s failure to fully comply with Clause 5.3 was as the direct result of a failure by the Target or the Vendor co-operate and assist reasonably in authorising or otherwise causing the Company to fully comply with Clause 5.3)

(b)	the Purchaser has complied fully with Clause 5.7.

6	Warranties and indemnities

6.1	The Vendor warrants to the Purchaser (for itself and as trustee for its permitted assignees) that each of the Target Warranties is true and accurate and not misleading.

6.2	The Vendor warrants to the Company (for itself and as trustee for its permitted assignees) that each of the Company Warranties is true and accurate and not misleading.

6.3	Each of the Warranties shall be construed as a separate warranty and each Warranty is not limited by the other provisions of this Agreement, including any other Warranty.

6.4	Where any of the Warranties is qualified by the expression “to the best of the knowledge, information and belief” of the Vendor or “so far as the Vendor is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry by the Vendor and that the Vendor has used its reasonable endeavours to ensure that all information given in the Warranty is true, complete and accurate in all respects.

6.5	The Vendor shall not (if a claim is made against the Vendor in connection with this Agreement) make any claim against the Target or the Company or against any director, employee, agent or officer of the Target or the Company on whom the Vendor may have relied before agreeing to any term of this Agreement. The rights of the Target and the Company and any director, employee, agent or officer of the Target or the Company under this Clause are subject to the provisions of Clause 16 (relating to third party rights).

6.6	The Purchaser and the Company (as the case may be) may claim after Completion that any of the Warranties (save for the Manager Warranties) is untrue or misleading or has been breached even if the Purchaser or the Company (as the case may be) discovered or could have discovered on or before entering into this Agreement that the applicable Warranty in question was untrue misleading or had been breached. The Warranties shall remain in full force and effect notwithstanding Completion and Completion shall not in any way constitute a waiver of any of the Purchaser’s and/or the Company’s rights.

6.7	Subject to Clause 6.11 and Clause 7.5 save in respect of the Manager Warranties the Vendor undertakes to indemnify and keep indemnified the Purchaser and the Company from and against all claims, liabilities, losses, reasonable costs and expenses which the Purchaser or the Company (as the case may be) may suffer or incur or which may be made against the Purchaser or the Company (as the case may be) either before or after the commencement of and arising out of, or in respect of, any action in connection with:

(a)	the settlement of any claim that any of the Warranties is untrue or misleading or has been breached;

(b)	any legal proceedings taken by the Purchaser or the Company (as the case may be) claiming that any of the Warranties is untrue or misleading or has been breached and in which judgment is given for the Purchaser or the Company (as the case may be); and

(c)	the enforcement of any such settlement or judgment relating to this Agreement or its subject matter.

6.8	The Vendor shall indemnify and keep indemnified the Purchaser and the Target against all legal or other obligations, liabilities (whether past, present or future, actual or contingent), losses, damages and reasonable costs and expenses incurred by the Target directly or indirectly as a result of any act, omission, event or circumstance arising prior to Completion, which occurred other than in the ordinary course of business of the Target.

6.9

Subject to Clause 6.8 save in respect of the Manager Warranties if any of the Warranties was untrue or inaccurate at the time such Warranties are given the Vendor shall pay to the Purchaser or the Company (as the case may be) within ten Business Days of demand, by way of liquidated damages, a sum equal to the amount the Target or the Company (as the case may be) would require to put it into the position that it would have been in if the Warranty had been true and accurate. Without prejudice to the generality of this Clause, if the value of any asset of the Target or the Company (as the case may be) is found to be less than its value would have been if the Target Warranties (in the case of the Target) or the Buy-Back

Warranties (in the case of the Company) had been true and accurate at the time they were given or the amount of any liability of the Target (in the case of a Target Warranty) or the Company (in the case of a Buy-Back Warranty) is found to be greater than its amount would have been if the Target Warranties (in the case of the Target) or the Buy-Back Warranties (in the case of the Company) had been true and accurate at the time they were given, the Vendor shall pay to the Purchaser or the Company (as the case may be) on demand the difference between the actual value of such asset or amount of such liability and the value or amount which such asset or liability would have had if the Target Warranties (in the case of the Target) or the Buy-Back Warranties (in the case of the Company) had been true and accurate at the time they were given or deemed to be repeated.

6.10	Nothing in Clauses 6.8 and 6.9 shall limit the rights of the Purchaser or the Company to claim for any loss or damage in contract or otherwise, in respect of any of the Warranties but not the Manager Warranties or under the other provisions of this Agreement to the extent that this may exceed the amount the Purchaser or the Company (as the case may be) is entitled to receive under Clauses 6.8 and 6.9.

6.11	If the Purchaser becomes aware of any fact, matter or circumstance which could give rise to a claim under the Warranties, or any indemnities set out in this Clause 6, the Purchaser shall:

(a)	give notice of such fact, matter or circumstance to the Vendor as soon as reasonably practicable within a reasonable period following becoming aware of any such fact, matter or circumstance and that it could be the subject matter of a claim;

(b)	subject to the Purchaser and the relevant member of the Purchaser’s Group being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by the Vendor against all liabilities, reasonable costs, reasonable expenses, damages and losses (including, without limitation, the reasonable and proper costs of its legal advisers) suffered or incurred in connection with any such claim, take, and shall procure that each member of the Purchaser’s Group shall take, all reasonable steps so as to recover or minimise or resolve such liability or dispute and, upon request by the Vendor, permit the Vendor to take sole conduct of such actions as the Vendor deems appropriate in connection with such claim, in the name of the Purchaser or the relevant member of the Purchaser’s Group provided that the Vendor shall act reasonably in the conduct of any such action and shall not take any action that would be materially prejudicial to the reputation of the Purchaser or the relevant member of the Purchaser’s Group;

(c)	comply with all reasonable requests of the Vendor in relation to such claim including (without limitation) giving the Vendor reasonable access to premises, personnel, documents and records for the purpose of investigating the matters giving rise to such claim; and

(d)	not (and shall procure that no member of the Purchaser’s Group shall) accept or pay or compromise any such liability or claim without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

7	Tax Indemnity

7.1	The Vendor hereby covenants with the Purchaser to pay to the Purchaser within five Business Days of written demand from the Purchaser an amount equal to any Tax Liability of the Target arising in respect of, by reference to or in consequence of:

(a)	any income, profits or gains earned, accrued or received on or before Completion;

(b)	any Event which occurred or is deemed for Tax purposes to have occurred on or before Completion;

(c)	the failure by any company (other than the Target and other than a company which on or after Completion becomes a member of a group of which the Target is at any time after Completion a member) which has at any time (whether before or after Completion) been a member of a group (as defined for any Tax purpose) of which the Target was a member at any time prior to Completion to discharge Tax within a specified period or otherwise;

(d)	the failure to discharge Tax by any company (other than a member of the Purchaser’s Group (except the Target and the Company)) over which the Target has had control (as defined for any Tax purpose) at any time prior to Completion or by any company over which a person, which has had control (as defined for any Tax purpose) over the Target at any time prior to Completion, has at any time had control (as defined for any Tax purpose) at any time whether before or after Completion; and

(e)	any reasonable costs and expenses properly incurred by the Purchaser in bringing a claim under this Clause 7.

7.2	The Vendor shall have no liability in respect of a claim under the Tax Indemnity or under the Tax Warranties to the extent that:

(a)	specific provision or reserve in respect of that liability has been made in the Completion Accounts;

(b)	such liability was paid or discharged before Completion;

(c)	the liability arises as a result of any change in the rates of Tax made after Completion or of any change in law, regulation or directive occurring after Completion, in each case, with retrospective effect; or

(d)	the liability would not have arisen but for any voluntary transaction or action carried out or effected by the Purchaser or the Target after Completion which was outside the ordinary course of business of the Target as carried on at Completion save that this limitation shall not apply where the voluntary transaction or action was carried out or effected by the Purchaser or the Target:

(i)	pursuant to a legally binding obligation of the Target created on or before Completion; or

(ii)	pursuant to an obligation imposed on the Target by any law, regulation or directive or the published practice of any Tax Authority; or

(iii)	with the written approval of or at the written request of the Vendor under the provisions of Clause 7.5; or

(e)	such liability arises as a result of any change after Completion in the bases, methods or policies of accounting of the Target save where such change is made to comply with generally accepted accounting practice in force as at Completion or otherwise to correct any accounting errors in the period up to and including the Completion Date; or

(f)	such liability would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by the Target on or after Completion; or

(g)	any Relief other than a Purchaser’s Relief is available to the Target, at no cost to the Target, the Purchaser or any member of the Purchaser’s Group, to set against or otherwise mitigate the liability in question.

(h)	the income, profits or gains in respect of which the liability in question arises were earned, accrued or received by the Target prior to Completion and such income, profits or gains are either:

(i)	actually received in cash by the Target before Completion and retained in cash in the Target immediately after Completion; or

(ii)	actually received in cash by the Target after Completion;

to the extent that such cash received is sufficient to extinguish the liability in question; or

(i)	the Vendor has injected sufficient cash into the Target to satisfy such liability and such cash remains in the Target immediately after Completion.

7.3	The Vendor shall not be liable in respect of any breach of the Tax Warranties if and to the extent that the loss is or has been included in any claim under the Tax Indemnity or vice versa in respect of any claim under the Tax Indemnity.

7.4	The Purchaser covenants with the Vendor to pay the Vendor an amount equal to any Tax for which the Vendor or any member of the Vendor’s Group is liable as a result of non-payment of Tax by the Target, but only in circumstances where the Tax is directly or solely chargeable against or attributable to the Target and arises:

(a)	in respect of Events occurring after Completion; or

(b)	as a result of the failure of the Purchaser or the Target to apply an amount paid by the Vendor to the Purchaser under the Tax Indemnity and / or the Tax Warranties, to discharge a liability to which the amount relates.

7.5	Conduct of Claims

(a)	If the Target or the Purchaser receives or becomes aware of a Claim for Tax, the Purchaser shall or shall procure that the Target shall give written notice of such Claim for Tax to the Vendor as soon as reasonably practicable and, in any event, in the case where the Claim for Tax consists of an assessment or demand for which the period for response or appeal is time limited, within fifteen Business Days prior to the expiry of such time limit (provided that failure to deliver such notice within such time frame will not restrict the ability of the Purchaser to make a claim against the Vendor pursuant to this Clause 7 or under the Tax Warranties).

(b)	Subject to this Clause 7.5(b), Clause 7.5(c) and Clause 7.5(f) the Purchaser shall or shall procure that the Target shall take such action to avoid, dispute, resist, appeal, mitigate, compromise or contest any Claim for Tax as the Vendor may reasonably request in writing provided that the Purchaser shall not be obliged to take or procure that the Target takes any such action unless the Vendor has indemnified the Purchaser and the Target to the Purchaser’s reasonable satisfaction against any taxation, losses, damages, costs or expenses which may be incurred in taking such action.

(c)	Subject to this Clause 7.5(c) the Vendor may elect to have any action referred to in Clause 7.5(b) delegated to it and conducted by professional advisers nominated by it for this purpose acting on behalf of the Target and reporting to the Vendor in which event the Vendor shall:

(i)	keep the Purchaser fully informed of all matters relating to the action and promptly deliver to the Purchaser copies of all written correspondence to or from a Tax Authority relating to the action;

(ii)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to the content and sending of each written communication relating to the action to a Tax Authority and the Vendor shall include the Purchaser’s reasonable comments thereon and shall allow the Purchaser at least ten Business Days to consider such approval and to provide its comments;

(iii)	not be entitled to procure that the Target makes or defends any appeal before a tribunal, court or other body unless leading Tax counsel (Counsel) (appointed at the cost of the Vendor) advises that the appeal or defence is a reasonable course of action to take in all the circumstances having regard to the amount of the liability in question and the chances of success. Counsel shall be chosen by the Vendor with the Purchaser’s approval (such approval not to be unreasonably withheld or delayed). Counsel shall be instructed by the Vendor who shall take account of all reasonable comments made by the Purchaser in preparing the instructions. The Purchaser shall be entitled to attend any conference with Counsel;

(iv)	notwithstanding paragraph (iv) above, not be entitled to procure the Target makes or defends any appeal before the Court of Appeal or any superior tribunal unless the Vendor secures the Purchaser to its satisfaction against any taxation, losses, damages, costs or expenses referred to in clause 7.5(b) above;

(v)	not be entitled to procure the Target takes any action which:

(aa)	would constitute fraudulent or negligent conduct on the part of the Purchaser and/or the Target; or

(bb)	would be materially prejudicial to the reputation of the Purchaser, the Target or any member of the Purchaser’s Group; or

(cc)	would be materially prejudicial to the Tax affairs of the Purchaser, the Target or any member of the Purchaser’s Group;

(vi)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to:

(aa)	the settlement or compromise of the Claim for Tax which is the subject of the action; and

(bb)	the agreement of any matter in the conduct of the action which is likely to affect the amount of the Claim for Tax and the Vendor shall allow the Purchaser at least ten Business Days to consider such approval.

(d)	The Purchaser shall (or shall procure that the Target shall) at the Vendor’s cost provide such information and assistance as the Vendor may reasonably require in connection with the preparation for and conduct of the proceedings relating to the relevant Tax Liability.

(e)	If at any time the Vendor has not exercised the election referred to in Clause 7.5(c) above but request that the Target take any action referred to in Clause 7.5(b) above the provisions of Clause 7.5(c) shall apply as if references to the “Vendor” are references to the “Purchaser” and vice versa.

(f)	the Purchaser shall be free to satisfy or settle the Tax Liability which is the subject of the Claim for Tax on such terms as it thinks fit on the earliest of:

(i)	the thirtieth day following service of a notice in relation to the Claim for Tax under Clause 7.5 if the Purchaser has not by that thirtieth day received written notice from the Vendor stating that the Vendor wishes to exercise its rights under Clause 7.5(b) or (c); and

(ii)	the date that the Vendor informs the Purchaser in writing that it does not wish the Purchaser or the Target to avoid, dispute, resist, appeal, mitigate, or contest the Claim for Tax; and

(iii)	the latest date on which any appeal to any tribunal or court can be made in respect of the Claim for Tax if the Vendor has not, at least five Business Days before that date, informed the Purchaser that it wishes such an appeal to be made.

7.6	Savings and Repayments

(a)	If the Purchaser becomes aware that the Target or a member of the Purchaser’s Group has or may have obtained a Repayment or Saving, the Purchaser shall (or shall procure that the Target shall) as soon as reasonably practicable, inform the Vendor of that fact.

(b)	If the Auditors are requested by either party to this Agreement to determine whether or not there has been any such Repayment or Saving the relevant party shall procure that the Auditors are instructed to give and shall (at the expense of the Vendor) give as soon as practicable such determination.

(c)	In carrying out the determination referred to in Clause 7.6(b) the Auditors shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties to this Agreement.

(d)	If the Auditors determine that there has been an Repayment or Saving (or if the Auditors have not been asked to determine whether or not a Repayment or Saving has arisen the parties agree between themselves in writing that there has been a Repayment or Saving) then the amount of such Repayment or Saving (the Relevant Amount) is to be dealt with in accordance with this Clause 7.6(d):

(i)	the Relevant Amount shall first be set off against any payment due from the Vendor under the Tax Indemnity or the Tax Warranties;

(ii)	to the extent there is an excess of the Relevant Amount after any amounts have been set off under Clause 7.6(d)(i), a refund shall be made to the Vendor of any previous payment or payments by the Vendor under the Tax Indemnity or the Tax Warranties and not previously refunded under this Clause 7.6(d)(ii) up to the amount of such excess; and

(iii)	to the extent that the excess referred to in Clause 7.6(d)(ii) is not exhausted under that paragraph, the remainder of that excess shall be repaid to the Vendor.

(e)	The Purchaser will procure that so far as legally possible the Target uses any Relief available to it which would give rise to a Repayment or Saving as soon as it is reasonably practicable for the Target to do so.

7.7	Recovery from other Persons

(a)	If:

(i)	the Target or the Purchaser is entitled to recover from any other person, (including a Tax Authority) any sum in respect of any matter to which the Vendor has made a payment to the Target or the Purchaser under the Tax Indemnity or the Tax Warranties; and

(ii)	the Vendor has agreed to indemnify the Purchaser and the Target against all costs which the Purchaser and the Target may properly incur in connection with the taking of the following action;

then the Purchaser shall or shall procure that the Target (or its professional advisers) shall take all reasonable steps to enforce the recovery against the person in question (keeping the Vendor fully informed of the progress of any action taken).

(b)	If the Target or the Purchaser recovers from any third party any sum in respect of a liability for which a claim has been made against the Vendor pursuant to the Tax Indemnity or for breach of the Tax Warranties and the Vendor has fully satisfied such claim, an amount equal to the amount so recovered together with any interest or repayment supplement thereon (less the costs incurred and any Taxation incurred by the Target or the Purchaser thereon) and expenses paid by such person (insofar as not reimbursed by the Vendor) shall be paid to the Vendor by the Purchaser within ten Business Days of the recovery (provided that the amount paid to the Vendor under this Clause 7.7(b)(i) shall not exceed the amount of the payment made by the Vendor pursuant to the Tax Indemnity or to satisfy a claim for breach of the Tax Warranties).

7.8	Administration

(a)	The Vendor or its duly authorised agents shall (at the Vendor’s expense) prepare the accounts and corporation tax returns of the Target for all accounting periods ending on or before Completion and deal with all matters relating to them to the extent that the same have not been prepared before Completion and the Purchaser shall procure that the Target provides reasonable access to the Target’s books, accounts and records to enable the Vendor or its duly authorised agents to prepare the accounts and corporation tax returns and to deal with all matters relating to them.

(b)	Without prejudice to any of the Purchaser’s rights under this Agreement, the Purchaser shall procure that the Target shall cause the accounts and returns mentioned in Clause 7.8(a) to be authorised, signed and submitted to the appropriate Tax Authority with such reasonable amendments, if any, as the Purchaser may request and shall give the Vendor or its agents all such assistance as may be reasonably required to agree those returns with the appropriate Tax Authority provided that the Target shall not be obliged to sign and submit a return which is incorrect.

(c)	To the extent they have not been made before Completion, the Vendor may request in writing that the Purchaser procures that the Target signs any claims, elections and surrenders after Completion in respect of the period ending on Completion. The Purchaser shall and shall procure that the Target shall use all reasonable endeavours to procure that all relevant claims, elections and surrenders are made as soon as reasonable practicable following receipt of such notice from the Vendor so as to give effect, so far as is legally possible, to a Group Relief claim by the Target in respect of the period ending on Completion.

7.9	Satisfaction of Liabilities

(a)	The Vendor may and if requested by the Purchaser will so far as legally possible, reduce or extinguish any Tax Liability:

(i)	by reallocating for nil consideration a chargeable gain or chargeable realisation gain or any part of either such gain to any member of the Vendor’s Group under the provisions of section 179A TCGA 1992 or section 792 CTA;

(ii)	by electing for nil consideration under section 171A TCGA 1992 that a disposal of an asset by the Target shall be treated as having been made by a member of the Vendor’s Group;

(iii)	by surrendering or procuring the surrender of Group Relief, eligible unrelieved foreign tax or advance corporation tax to the Target for nil consideration; and

(iv)	by claiming for nil consideration to roll-over or reinvest any income, profits or gains of the Target into the expenditure on replacement assets acquired by any member of the Vendor’s Group,

such that the Vendor has no liability under this Schedule in respect of the Tax Liability and any claim already made in respect of such Tax Liability is deemed for the purposes of this Schedule and the Agreement never to have been made.

(b)	The Vendor and the Purchaser shall, and the Purchaser shall procure that the Target shall use, all reasonable endeavours to procure that all relevant claims, elections and surrenders are made and all other actions are taken as are required to effect the surrender and utilisation of the Group Relief referred to in this Clause 7.9.

8	Limitations on liability

8.1	The Vendor shall not be liable for any General Claim unless the Purchaser or the Company (as the case may be) gives to the Vendor written notice containing a summary of the nature of the General Claim as far as is known to the Purchaser or the Company (as the case may be), on or before the date being 2 years from Completion. The Vendor shall not be liable for any Tax Claim unless the Purchaser gives to the Vendor written notice containing a summary of the nature of the Tax Claim as far as it is known to the Purchaser, on or before the date being 6 years and one month from Completion.

8.2	A General Claim shall not be enforceable against the Vendor and shall be deemed to have been withdrawn unless legal proceedings in respect of such General Claim are commenced (by being issued but not necessarily served) within 12 months of service of notice of the General Claim on the Vendor.

8.3	The Vendor shall not be liable in respect of a General Claim or a claim under the Tax Warranties:

(a)	as regards any single claim, unless the amount of its liability thereunder exceeds £100; or

(b)	unless the liability in respect of the claim when aggregated with the liability of all General Claims against the against the Vendor exceeds £10,000, in which case the Vendor shall be liable for the whole amount and not merely the excess.

8.4	The Vendor’s aggregate liability in respect of all General Claims shall not exceed the amount equal to the aggregate of:

(a)	the Shares Purchase Price; and

(b)	the Buy-Back Shares Purchase Price;

(c)	the Equivalent Available Cash Amount; and

(d)	the Tenancy-in-Common Distribution Amount.

8.5	The Vendor shall not be liable in respect of a General Claim to the extent that the General Claim arises or is increased as a result of:

(a)	any change in generally accepted accounting practice after the date of this Agreement;

(b)	any change in the accounting policies or practice of the Purchaser or the Company (as the case may be), its subsidiaries, its parent companies, subsidiaries of its parent companies, or the Target after Completion; or

(c)	the passing of any legislation, or making of any subordinate legislation after the date of this Agreement.

8.6	Where the Purchaser, the Target or the Company (as the case may be) is entitled to recover from any person any sum in respect of any matter or event which gives rise to a General Claim, the Purchaser, the Target or the Company (as the case may be) shall use its reasonable endeavours to recover that sum and shall keep the Vendor informed of the conduct of such recovery. The Purchaser, the Target or the Company (as the case may be) shall not be restricted from pursuing that or any other claim in relation to the same subject matter against the Vendor. Any sum recovered by the Purchaser, the Target or the Company (as the case may be) before settlement or final determination of the General Claim (less any reasonable costs and expenses incurred by the Purchaser, the Target or the Company (as the case may be) and the Target in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the claim by an equivalent amount. If recovery is delayed until after the General Claim has been satisfied by the Vendor, the Purchaser, the Target or the Company (as the case may be) shall (subject to the remaining provisions of this Clause) repay to the Vendor the amount so recovered (less any reasonable costs and expenses incurred by the Purchaser, the Target and the Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of the General Claim satisfied by the Vendor the Purchaser, the Target or the Company (as the case may be) shall be entitled to retain the excess.

8.7	If the Purchaser, the Target or the Company (as the case may be) becomes aware of any claim action or demand made against it or the Target by a third party (a Third Party Claim) which may give rise to a General Claim:

(a)	the Purchaser shall, as soon as practicable, notify the Vendor giving reasonable details, so far as are known to the Purchaser, the Target or the Company (as the case may be) of the relevant facts and circumstances relating to the Third Party Claim;

(b)	the Purchaser, the Target or the Company (as the case may be) shall keep the Vendor reasonably informed of all material developments in relation to the Third Party Claim within its knowledge.

8.8	Clauses 8.1 to 8.7 (inclusive) shall not apply to any claim in respect of Warranties set out in paragraphs 2 (Ownership of Buy-Back Shares) and 4 (Ownership of Shares) of Schedule 3.

9	Guarantee and indemnity

9.1	In consideration of the Purchaser agreeing to purchase the Shares from the Vendor and the Company agreeing to purchase the Buy-Back Shares from the Target on the terms set out in this Agreement, the Guarantor unconditionally and irrevocably guarantees to the Purchaser and to the Company the due and punctual discharge by the Vendor and by LN(V)UKL of their obligations of whatever nature (which shall, for the avoidance of doubt, include any respective liabilities to pay damages, agreed or otherwise) under this Agreement and the documents in agreed form (in each case the Guaranteed Obligations) and promises to pay on demand each sum (including any interest charges thereon up to and including such charges arising from the date of demand hereof until the date of payment hereunder) which the Vendor (whether for itself or on behalf of LN(V)UKL) is liable to pay under this Agreement.

9.2	Without prejudice to the rights of the Purchaser and of the Company against the Vendor as primary obligor, the Guarantor shall be deemed a principal debtor in respect of its obligations under this Agreement and not merely a surety and accordingly the Guarantor shall not be discharged nor shall its liability hereunder be affected by any act or thing or means whatsoever by which its said liability would have been discharged or affected if it had been a surety only.

9.3	The Guarantor’s obligations shall be a continuing guarantee. The Purchaser or the Company may make claims and demands of the Guarantor without limit of number.

9.4	The Guarantor’s obligations shall be in addition to and not in substitution for, and shall not be prejudiced by, any rights which the Purchaser or the Company may have pursuant to any other agreement or security which the Purchaser or the Company may enter into or obtain in relation to this Agreement or the Guaranteed Obligations and the Guarantor’s obligations may be enforced against it without first having recourse to any such rights or security.

9.5	The Guarantor’s liability to the Purchaser and/or the Company shall not be discharged, impaired or affected by reason of:

(a)	any time or indulgence which the Purchaser and/or the Company may grant to the Vendor or any other person;

(b)	any legal limitation, disability or incapacity or other circumstances relating to the Vendor, or any amendment to or variation of any of the terms of this Agreement or of any Guaranteed Obligation;

(c)	any defect in the obligations of the Purchaser and/or the Company and/or the Target;

(d)	the liquidation or dissolution of the Vendor or the appointment of a receiver, administrative receiver or administrator of any of the Vendor’s assets or any change of control of the Vendor or the occurrence of any circumstance affecting the liability of the Vendor to discharge any Guaranteed Obligation; or

(e)	any other matter or circumstance whereby but for this provision the Guarantor would or might be discharged from liability under this Clause 9.

9.6	As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes with the Purchaser and the Company that, should the Guaranteed Obligations not be recoverable from the Guarantor under sub-clauses 9.1 and 9.2 for any reason whatsoever (including, but without prejudice to the generality of the foregoing, by reason of any provision of this Agreement being or becoming void, unenforceable or otherwise invalid under any applicable law) then, notwithstanding that that may have been known to the Purchaser and/or the Company, the Guarantor will as a sole, original, and independent obligation make payment of the Guaranteed Obligations to the Purchaser and/or the Company on demand by way of a full indemnity.

9.7	The Guarantor will indemnify the Purchaser and the Company against all losses, claims, costs, charges and expenses to which the Purchaser or the Company may acting reasonably be subject or which the Purchaser or the Company may incur whilst acting in good faith under or pursuant to this Agreement as a result of any default by the Vendor in performing any Guaranteed Obligation or by the Guarantor in performing its obligations under this Agreement.

9.8	Where:

(a)	any discharge (whether in respect of the Guaranteed Obligations, this Agreement or otherwise) is made in whole or in part; or

(b)	any arrangement is made,

in either case on the faith of any payment, security or disposition which is avoided (including, without limitation, under any laws relating to the insolvency or liquidation of the Vendor) or must be repaid, the liability under this Agreement shall continue as if there had been no such discharge or arrangement and the Guarantor shall indemnify the Purchaser and the Company in respect thereof.

9.9	The Guarantor shall pay all charges (including legal and other costs on a full indemnity basis) incurred by the Purchaser and/or the Company in relation to the enforcement by the Purchaser and/or the Company of the obligations of the Guarantor in this Clause 9.

10	Insurance

10.1	The Vendor undertakes to procure that after Completion any incident occurring before Completion:

(a)	in respect of which an Insurance Claim could be made; and

(b)	which would have been covered by the Insurance Policies

shall be covered by the Insurance Policies (in accordance with and subject to their respective scopes, terms, conditions, exclusions, deductibles and limits, as in place on the date of the relevant Insurance Claim). The Vendor shall subject to the Purchaser’s compliance with Clause 10.4 below timely make an Insurance Claim and shall account to and pay the Company or any relevant third party (as applicable) such amounts as it receives, in each case in respect of any such incident under the relevant Insurance Policies (in accordance with and subject to their terms, conditions, exclusions, deductibles and limits, as in place on the date of the relevant Insurance Claim).

10.2	The Company shall only be liable for the excess of £5,000 of any Insurance Claim made:

(a)	at the Company’s request; and

(b)	in respect of an incident occurring before Completion

and the Vendor shall indemnify the Company against all costs arising in respect of any other excess or deductible otherwise payable under the Insurance Policies.

10.3	Following Completion, the Vendor shall not (and shall procure that no member of the Vendor’s Group shall):

(a)	take any action so as to amend, alter, terminate or cancel any Occurrence-Based Insurance Policy; or:

(b)	carry out any act, error or omission that would entitle the relevant insurer to avoid any Occurrence-Based Insurance Policy.

10.4	With respect to any incident occurring before Completion which may become subject to an Insurance Claim, the Company undertakes to take all steps and measures as are necessary to enable the Vendor Group to make a proper and timely Insurance Claim and as are required by a Vendor Group Company to assist with such Vendor Group Company’s conduct and management of such Insurance Claim.

11	Completion Accounts

11.1	Following Completion the Vendor shall:

(a)	procure the preparation of a balance sheet and profit and loss account of the Target as at the close of business on the Completion Date (the Draft Accounts) in accordance with Clause 11.3;

(b)	use reasonable endeavours to procure that a copy of the Draft Accounts is delivered to the Purchaser as soon as reasonably practicable following, and in any event within 30 days after, Completion.

11.2	The Completion Accounts shall:

(a)	only take account of events and information known to the parties before the date on which a copy of the Draft Accounts is delivered to the Purchaser in accordance with Clause 11.1(b); and

(b)	be prepared on a going concern basis and exclude any effects of the change in the control or ownership of the Target contemplated by this Agreement.

11.3	The Draft Accounts shall be prepared on the same accounting principles and practices as the Accounts subject to any adjustments required to conform such principals and practices to generally accepted UK accounting principles and practices current at the date of preparation of the Completion Accounts.

11.4	Following delivery of the Draft Accounts to the Purchaser and until agreement or determination of the Completion Accounts in accordance with this Clause each of the Vendor and the Purchaser shall procure (so far as it is able and so far as such matters are within its possession or control) that the other of them and their representatives are promptly provided with access to all books, records, assets, working papers or other documents and such other assistance (including access to personnel and premises) which they reasonably request for the purpose of reviewing the Draft Accounts, provided that any release of working papers may be upon terms which the accountants in question may reasonably require.

11.5	Each party shall be entitled, at its own expense (and in the case of the Vendor and its representatives subject always to Clause 12 (Confidentiality)), to make and retain copies of documentation to which it is granted access in accordance with the provisions of this Clause.

11.6	If the Purchaser wishes to dispute the Draft Accounts it shall notify the Vendor within ten Business Days after receiving the Draft Accounts and such notice shall specify which items the Purchaser disputes, its reasons and the adjustments which, in its opinion, should be made to the Draft Accounts in order to comply with the requirements of this Agreement.

11.7	If the Purchaser does not serve notice under Clause 11.6 or confirms in writing to the Vendor that it agrees with the Draft Accounts, Clause 11.13 shall apply.

11.8	If the Purchaser serves notice under Clause 11.6 the parties shall use all reasonable endeavours to meet and reach agreement upon the Draft Accounts.

11.9	If the Vendor and the Purchaser have not agreed the Draft Accounts within 15 Business Days of receipt by the Vendor of notice under Clause 11.6, or if any other dispute occurs in relation to the Draft Accounts, either the Purchaser or the Vendor may refer the matter in dispute to an independent chartered accountant in London (the Independent Accountant).

11.10	The Independent Accountant shall be nominated by the Vendor and the Purchaser or, failing agreement within five Business Days of a request from either party to approve an accountant for joint nomination, such independent accountant being a partner in an international firm of accountants as is appointed on the application of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accountant shall be deemed to act as an expert and not as an arbitrator.

11.11	Each of the Vendor and the Purchaser shall promptly supply to the Independent Accountant all such assistance, documentation and information as he may require for the purposes of the reference, and the Vendor and the Purchaser shall use their respective reasonable efforts to procure the prompt determination of such reference. The determination of the Independent Accountant shall in the absence of manifest error be conclusive and binding on the parties.

11.12	The costs of any Independent Accountant shall be borne by the parties in such proportions as he may direct or, in the absence of direction, equally between the Purchaser and the Vendor. All other costs of the Purchaser shall be borne by the Purchaser. All other costs of the Vendor shall be borne by the Vendor.

11.13	Following agreement or determination of the Draft Accounts in accordance with this Clause the Draft Accounts as so agreed or determined shall constitute the Completion Accounts.

12	Confidentiality

12.1	In this Clause:

Confidential Transaction Information means all information received or obtained by a Party as a result of entering into or performing this Agreement and which relates to:

(a)	the negotiations concerning this Agreement;

(b)	the provisions or subject matter of this Agreement; or

(c)	another Party or a person connected with that Party.

12.2	Except as permitted by Clause 12.3 each Party shall, and shall procure that any person connected with it and its officers and employees shall, keep confidential and not disclose to any person any Confidential Transaction Information.

12.3	A Party may disclose or permit the disclosure of Confidential Transaction Information:

(a)	to its officers, employees, shareholders, legal or other professional advisers, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

(b)	(in the case of the Purchaser) to any bona fide prospective assignee permitted under Clause 15;

(c)	when required to do so by:

(i)	law; or

(ii)	the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(iii)	any securities exchange, regulatory or governmental body

(aa)	which has jurisdiction over it or any of its group companies; or

(bb)	to which it or any of its group companies normally submits;

whether or not a direction from that body has the force of law; or

(d)	to the extent that the Confidential Transaction Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Clause; or

(e)	to a relevant Tax Authority to the extent required for the proper management of the taxation affairs of that party, any of its holding companies or any subsidiary of it or any of its holding companies; or

(f)	if such disclosure is expressly permitted by some other provision of this Agreement or if previously approved in writing by the other parties (not to be unreasonably withheld or delayed).

12.4	If a Party is required to disclose Confidential Transaction Information in a manner permitted by Clause 12.3 that party shall to the extent such consultation is permitted by the relevant law, rule, order, exchange or body:

(a)	provide the other Parties with advance notice of the requirement and a copy of the information to be disclosed; and

(b)	take into account any representations made by the other Parties in relation to it.

12.5	The obligations in this Clause shall continue to apply after Completion or termination of this Agreement for a period of two years.

13	Announcements

13.1	Except as provided in Clause 12.3 or Clause 14.2 a Party shall not make (and shall procure that no person connected with it nor any of its officers or employees shall make) any public announcement concerning the subject matter of this Agreement without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

13.2	A Party may make a public announcement concerning the subject matter of this Agreement if required by law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction.

13.3	If a Party is required to make a public announcement in a manner permitted by Clause 14.2 that Party shall to the extent permitted by the relevant law, rule, order, exchange or body:

(a)	provide the other Parties with advance notice of the requirement and a copy of the announcement to be made; and

(b)	take into account any representations made by the other parties in relation to it.

13.4	The obligations in this Clause shall continue to apply after Completion of this Agreement for a period of three months.

14	Assignment

14.1	Subject to Clause 14.4, this Agreement shall be binding upon and enure for the benefit of the successors in title of the Parties but, except as set out in Clause 16.2, shall not be assignable by any Party without the prior written consent of the other.

14.2	Subject to Clause 14.4, the Purchaser may:

(a)	assign the benefit of this Agreement (including, without limitation, the Warranties) to any member of the Purchaser’s Group provided and so long as the assignee remains a member of the Purchaser’s Group (failing which the benefit of this Agreement shall no longer be available to such assignee) and provided always that the Vendor shall not become liable to pay any larger amount under this Agreement than would have been the case but for such assignment; and

(b)	grant security over or assign by way of security all or any of its rights under this Agreement (the Rights) for the purposes of or in connection with the financing (whether in whole or in part) by the Purchaser of:

(i)	the acquisition contemplated by this Agreement; or

(ii)	its working capital or any other requirements of the Purchaser and the Purchaser’s Group;

and the Purchaser’s liquidator or administrator, or any receiver or other person or entity entitled to enforce any of such security may enter into any other assignments or transfers of any of the Rights.

14.3	The Vendor’s and the Guarantor’s liability under this Agreement shall be no greater to any assignee following an assignment than it would have been to the Purchaser or to the Company.

14.4	The Company’s rights under this agreement shall not be assigned.

15	Further assurance and provision of information

15.1	Each Party shall at any time after Completion execute and do (or procure the execution and doing of) all such deeds, documents, acts and things as the other Parties shall reasonably require on or after Completion for carrying into effect the terms of this Agreement.

15.2	The Vendor shall for a period of seven years from Completion:

(a)	retain in its possession and control; and

(b)	as soon as reasonably practicable but in any event within ten Business Days, at the Purchaser’s and/or the Company’s written request and free of charge, permit the Purchaser and/or the Company or their duly authorised advisers and representatives to inspect and take copies of;

all books, records, accounts and documents (whether stored electronically or in hard copy form) relating to the business of the Target and the Company not passed to the Purchaser at Completion.

15.3	On receipt by the Vendor or any Group Company of the Vendor, on or after Completion, of any monies, notices, correspondence, information, orders or enquiries which relate to the Target or the Company, the Vendor will, and will procure that such Group Company of the Vendor will, as soon as reasonably practicable but in any event within five Business Days pass or transfer them to the Purchaser or the Company (or as they may otherwise direct) and title in them shall vest in the Company or the Purchaser as appropriate.

15.4	The Vendor irrevocably appoints any director of the Purchaser or the Company from time to time after Completion to be its attorney in its name and on its behalf to:

(a)	consent to the holding on short notice of any meeting of the Target and/or the Company;

(b)	appoint such person as the attorney thinks fit as the Vendor’s proxy to attend and vote at any meeting of the Target and/or the Company; and

(c)	exercise all other rights and privileges (including the right to requisition the convening of an extraordinary general meeting of the Target and/or the Company) attaching to the Shares;

(d)	authorise the Target and/or the Company to send any notice, warrant or other document which the Vendor has the right to receive as a shareholder of the Target and/or the Company to the Purchaser and the Company at their addresses;

in each case in such manner as the attorney thinks fit, and to execute and do (or procure the execution and doing) of all such deeds, documents, acts and things as, in the opinion of the attorney, are necessary for those purposes.

16	Third party rights

16.1	With the exception of the rights of any director, employee, officer or agent of the Target to enforce the terms contained in Clauses 6.5, 6.8 and 6.9 (the directors, employees, officers and agents of the Target being together, the Third Parties) no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

16.2	The rights of the relevant Third Parties to enforce the terms of Clauses 6.5, 6.8 and 6.9 are subject to the term that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Third Parties under Clauses 6.5, 6.8 and 6.9 are also subject to the terms of Clause 14 (relating to assignment) and 26 (relating to governing law and jurisdiction).

16.3	Subject to Clause 21.2 the Parties to this Agreement may by agreement vary any term of this Agreement without the consent of any of the Third Parties.

17	Costs

The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

18	Remedies and waivers

18.1	Unless otherwise provided for in this Agreement no breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties.

18.2	Unless otherwise provided for in this Agreement no failure or delay by the Purchaser and/or the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by the Purchaser and/or the Company of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

18.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or otherwise.

19	No deduction and gross up

19.1	All sums payable under or pursuant to this Agreement shall be paid in full without deduction, withholding, set-off or counterclaim save only as may be required by law.

19.2	If any sum paid to the Purchaser under this Agreement is subject to Tax other than Tax attributable to any interest on any payment, then the Vendor or the Guarantor (as the case may be) shall pay such additional amount as shall be required to ensure that the total amount received by the Purchaser after the payment of the Tax so chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement had the sum not been subject to Tax (after giving credit for any relief from or credit in respect of Tax available to the Purchaser as a result of such payment or the matters giving rise to such payment) provided that the Vendor’s liability shall not increase after the assignment beyond its liability to the Purchaser before the assignment in the event the Purchaser assigns any part of this Agreement.

20	Entire agreement

20.1	This Agreement constitutes the whole and only agreement between the parties relating to:

(a)	the sale and purchase of the Buy-Back Shares hereby agreed to be sold; and

(b)	the sale and purchase of the Shares hereby agreed to be sold.

20.2	Save as otherwise provided, this Agreement supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

21	Changing this Agreement

21.1	Subject to Clause 21.2 no party may amend or change this Agreement without the written consent of each other party.

21.2	Any variation to this Agreement is subject to the prior approval of the Company in accordance with sections 697 to 699 (inclusive) of the 2006 Act.

22	Counterparts

22.1	This Agreement may be executed in any number of counterparts, including by way of facsimile signature or a scanned signature sent by email. Any Party may enter into this Agreement by executing any counterpart but this Agreement shall not be effective until each party has executed at least one counterpart.

22.2	Each counterpart shall constitute an original of this Agreement but all the counterparts together constitute the same instrument.

23	Severability

If a term of this Agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected.

24	Notices

24.1	This Clause applies to all notices and other communications (except formal notices in legal proceedings) between the parties under this Agreement (Notices).

24.2	Each Notice must be in writing in English and signed by the party giving it (or its authorised representative).

24.3	Notices must be delivered by one of these methods:

(a)	by hand;

(b)	prepaid first class Recorded Signed For post;

(c)	prepaid International Signed For post for an address outside the United Kingdom); or

(d)	fax.

If the Recorded Signed For or International Signed For service is not available at the relevant time, the parties may use any widely–used postal service recording delivery instead.

24.4	Notices must be addressed to the party to be served at the address or fax number set out below as up-dated or replaced under Clause:

(a)	The Vendor:

	Address:	Regent Arcade House, 19-25 Argyll Street, London W1F 7TS

	Fax:	+44 870 749 0561

	For the attention of:	Mr. Paul Latham

Copy to:

	Address:	Hammonds LLP, 7 Devonshire Square, London, EC2M 4YH

	Fax:	+44 870 458 2811

	For the attention of:	Mr. Nicholas Allen

(b)	The Target:

	Address:	One Fleet Place, London EC4M 7WS

	Fax:	+44 (0) 20 7246 7777

	For the attention of:	Mr Jerrold B. Katzman

Copy to:

	Address:	Regina House, 124 Finchley Road, London, NW3 5JS

	Fax:	+44 (0) 20 7433 2481

	For the attention of:	Mr Paul Taiano

(c)	The Company:

	Address:	One Fleet Place, London EC4M 7WS

	Fax:	+44 (0) 20 7246 7777

	For the attention of:	Mr. Jerrold B. Katzman

Copy to:

	Address:	Regina House, 124 Finchley Road, London, NW3 5JS

	Fax:	+44 (0) 20 7433 2481

	For the attention of:	Mr. Paul Taiano

(d)	The Purchaser:

	Address:	One Fleet Place, London EC4M 7WS

	Fax:	+44 (0) 20 7246 7777

	For the attention of:	Mr. Jerrold B. Katzman

Copy to:

	Address:	Regina House, 124 Finchley Road, London, NW3 5JS

	Fax:	+44 (0) 20 7433 2481

	For the attention of:	Mr. Paul Taiano

(e)	The Guarantor:

	Address:	9348 Civic Center Drive, Fourth Floor, Beverly Hills, CA 90210

	Fax:	+001 310 867 7054

	For the attention of:	Mr John Hopmans

Copy to:

	Address:	Gardere Wynne Sewell LLP, 1000 Louisiana Street, Suite 3400, Houston, Texas 77002

	Fax:	+001 713 276 6769

	For the attention of:	Mr. Michael F. Rogers

24.5	A Party may change its address or its fax number for Notices by notifying the other Parties. Each change takes effect on the effective date calculated under Clause 24.6, or on any later date set out in the Notice itself.

24.6	A Notice:

(a)	delivered by hand at 5 p.m. or earlier on a business day is effective at delivery.

(b)	delivered by hand after 5 p.m. or on a day which is not a business day is effective at 9.30 a.m. on the next business day.

(c)	sent by post is effective on the second business day (for national mail) or the fifth Business Day (for international mail) after posting. Proof the Notice was properly addressed, prepaid and posted is sufficient evidence the Notice has been duly served.

(d)	sent by fax is upon sending, if both these conditions are met:

(i)	a transmission report confirms uninterrupted and error-free transmission; and

(ii)	the sender does not get a telephone or email message from the recipient saying the fax was not complete and legible by the following time:

(aa)	for faxes sent on a business day between 9.00 a.m. and 2.00 p.m., within three hours after sending;

(bb)	for other faxes, by noon on the next business day after sending.

24.7	A Notice is not validly served under this Agreement if sent by email only. A party may copy a Notice by email without affecting its validity.

25	Service

25.1	A party may serve any Service Document on another party by posting it by prepaid Recorded Signed For or prepaid International Signed For post to:

(a)	that party’s address for service given in this Clause; or

(b)	another address for service in England given in accordance with Clause 24 to the party effecting service.

25.2	The Guarantor’s address for service under this Clause is:

FAO: Mr. Paul Latham

Regent Arcade House

19-25 Argyll Street

London W1F 7TS

Email: Paul.Latham@LiveNation.com

Fax: +44 870 749 0561

With a copy to: Mr. Nicholas Allen

Hammonds LLP

7 Devonshire Square

London, EC2M 4YH

Email: nick.allen@hammonds.com

Fax: +44 870 458 2811

26	Governing law and jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts as regards any claim or matter arising in relation to this Agreement.

Executed as a deed and delivered on the date appearing at the beginning of this Agreement.

Schedule 1 – Particulars of Vendor

Names & Addresses	Number of Shares

Apollo Leisure Group Limited 2nd Floor Regent Arcade House 19-25 Argyll Street London W1F 7TS	100

Schedule 2 – Details of the Target

Dominion Theatre Investments Limited

Registered Number:	1623438

Company Status:	private limited company

Registered Office:	2nd Floor, Regent Arcade House, 19-25 Argyll Street, London W1F 7TS;

Authorised share capital:	100 ordinary shares of £1 each

Issued share capital:	100 ordinary shares of £1 each

Directors:	Stuart Douglas, Paul Latham and Alan Ridgeway

Secretary:	Selina Emeny

Auditors:	Ernst & Young LLP

Schedule 3 – Warranties

Part A – Buy-Back Warranties

1	Authority and capacity

1.1	The Target has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body, to enter into and perform its obligations under this Agreement and any other document to be executed by it pursuant to or in connection with this Agreement.

1.2	This Agreement and any other document to be executed by the Target pursuant to or in connection with this Agreement will upon execution constitute valid and binding obligations of the Target in accordance with their respective terms which will not require the consent of any third party and will not result in a breach:

(a)	of any provision of the memorandum or articles of association of the Target; or

(b)	of any agreement, licence or other instrument or of any order, judgment or decree of any court governmental agency or regulatory body to which the Target is a party or by which the Target is bound.

1.3	All consents, permissions, approvals and agreements of third parties which are necessary or desirable for the Target to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been provided in writing to the Company.

2	Ownership of Buy-Back Shares

2.1	The Target is the sole legal and beneficial owner of the Buy-Back Shares and has the right to exercise all voting and other rights over the Buy-Back Shares.

2.2	The Buy-Back Shares are free from any Encumbrance in favour of any person and from any agreement or commitment to give or create any Encumbrance.

2.3	The Target has no interests other than the Buy-Back Shares in the issued share capital of the Company.

Part B – General Warranties

3	Authority and capacity

3.1	The Vendor and the Guarantor each has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body, to enter into and perform its obligations under this Agreement and any other document to be executed by it pursuant to or in connection with this Agreement.

3.2	This Agreement and any other document to be executed by the Vendor, LN(V)UKL or the Guarantor pursuant to or in connection with this Agreement will upon execution constitute valid and binding obligations of the Vendor, LN(V)UKL or the Guarantor (as appropriate) in accordance with their respective terms which will not require the consent of any third party and will not result in a breach:

(a)	of any provision of the memorandum or articles of association of the Vendor; or

(b)	of any agreement, licence or other instrument or of any order, judgment or decree of any court governmental agency or regulatory body to which the Vendor is a party or by which the Vendor is bound.

3.3	All consents, permissions, approvals and agreements of third parties which are necessary or desirable for the Vendor or the Guarantor to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been provided in writing to the Purchaser.

4	Ownership of Shares

4.1	The Vendor is the sole legal and beneficial owner of the number of the Shares set opposite its name in Schedule 1 and has the right to exercise all voting and other rights over such Shares.

4.2	The Shares are free from any Encumbrance in favour of any person and from any agreement or commitment to give or create any Encumbrance.

4.3	The Shares constitute the entire issued share capital of the Target.

4.4	The Shares are each fully paid or credited as fully paid and have not been allotted at a discount.

4.5	No person has the right nor has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into any shares, debenture or other securities of the Target and there are no Encumbrances over the unissued shares of the Target or any arrangements or obligations to create any such Encumbrances. No claim has been made by any person to be entitled to any of the above.

4.6	There is no share option scheme or other agreement or arrangement which obliges the Target to issue shares or to buy back or redeem any shares in the capital of the Target.

4.7	No shares in the capital of the Target have been issued and no transfers of shares in the capital of the Target have been registered otherwise than in accordance with the articles of association of the Target from time to time in force.

5	Corporate matters

5.1	The Target is a duly organised limited liability company validly existing under the laws of England and Wales and has been in continuous existence since its incorporation.

5.2	Save for the Buy-Back Shares, the Target has no, and has never had any, subsidiaries or subsidiary undertakings.

5.3	The Target is not, nor has agreed to become, a member of or party to any partnership, joint venture, consortium or other unincorporated association, body or undertaking or profit or loss sharing arrangement with any other entity or business.

5.4	No statutory merger (whether pursuant to the Cross Border Mergers Regulations 2007 or otherwise) has been proposed, sanctioned or approved in relation to the Target.

5.5	Save in respect of the Buy-Back Shares, the Target has no interest in the share capital or other securities of any other body corporate.

5.6	The Target does not have and has never had any branch, agency, place of business or permanent establishment outside the United Kingdom.

5.7	Details of the Target set out in Schedule 2 are accurate and complete.

5.8	The copies of the memorandum and articles of association of the Target that were available on the Companies House register ten Business Days prior to Completion are true and complete copies and no subsequent amendment to the memorandum and articles of association has been made or filed, and the Target has complied with all the provisions of its memorandum and articles of association and, in particular, has not entered into any ultra vires transaction.

5.9	The register of members of the Target contains complete and accurate records of the members of the Target and the Target has not received any notice of any application or intended application for rectification.

5.10	The statutory books and registers of the Target and all current books of account are written up to date and all such documents and other necessary records, deeds, agreements and documents relating to its affairs are in its possession or under its control.

5.11	The Target and its officers have complied with the provisions of the 1985 Act and the 2006 Act from time to time in force, including the provisions as to filing of returns, particulars, resolutions and other documents with the registrar of companies and all legal requirements have been complied with in connection with the formation of the Target and with issues of its shares and other securities.

5.12	The Target has not at any time:

(a)	repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital;

(b)	made or resolved or agreed to make any issue of shares or other securities by way of capitalisation of profits or reserves;

(c)	given any financial assistance in contravention of the 1985 Act; or

(d)	paid or (in circumstances in which it may have to repay all or part of the same by virtue of section 277 of the 1985 Act or section 847 of the 2006 Act) received any dividend or other distribution in breach of either the 1985 Act or the 2006 Act.

5.13	There are no powers of attorney given by the Target except any given incidental to and for the purposes only of enforcement of any security.

6	Accounts and Management Accounts

6.1	The Accounts:

(a)	have been prepared in accordance with generally accepted accounting practice commonly adopted by companies carrying on businesses similar to those carried on by the Target and in accordance with all applicable Statements of Standard Accounting Practice, Financial Reporting Standards and Abstract pronouncements of the Urgent Issues Task Force;

(b)	show a true and fair view of the state of affairs of the Target as at the Accounts Date and of its profit or loss for the accounting reference period ended on that date;

(c)	comply with all applicable legal requirements in the UK;

(d)	are not affected by any unusual or non-recurring items and have not, in relation to the profit or loss shown in the Accounts, been affected by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low.

6.2	The Accounts include all liabilities and provisions required to be recognised by Financial Reporting Standard 12 entitled “Provisions, Contingent Liabilities and Contingent Assets”, disclose all contingent and disputed liabilities and all capital commitments of the Target at the Accounts Date and make adequate provision for all bad and doubtful debts.

6.3	The rate of depreciation adopted in the Accounts is sufficient for the value of each of the fixed assets of the Target to be written down to nil or its residual value by the end of its useful working life.

6.4	Since the Accounts Date:

(a)	except for the dividend of £6,489,235 paid on 29 June 2009 and the dividend of £7,268 paid on 20 October 2009 and the Interim Dividend no dividend or other distribution has been declared, paid or made by the Target;

(b)	there has been no event, change or occurrence which, individually or together with any other event, change or occurrence, which has or would reasonably be expected to have, or is likely to have, a material adverse effect on or cause a material adverse change to the financial position or prospects of the Target;

(c)	the Target has not acquired or disposed of or agreed to acquire or dispose of any material asset;

(d)	no debtor has been released by the Target on terms that he pays less than the book value of any debt and no debt has been written off or has proved to be irrecoverable to any extent;

(e)	the Target has not paid any service, professional, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment; and

(f)	save for in respect of the Interim Dividend the Target has not incurred any liabilities (actual or contingent, present or future).

6.5	The Management Accounts:

(a)	have been prepared using the same estimation techniques and accounting policies as those adopted in preparing the Accounts and the Previous Accounts; and

(b)	have been properly and carefully prepared, are not misleading and do not overstate the profits or understate the losses of the Target in respect of the period to which they relate.

7	Business, Assets and Liabilities

7.1	Since incorporation the Target has carried on no trade. The sole activity of the Target is the holding of investments for use by the Target’s Group Companies.

7.2	The Target does not own, has never owned, and has not agreed to acquire, any assets other than the Buy-Back Shares, its interest in the Tenancy-in-Common and (as landlord) the Lease, debtors and cash.

7.3	The Target does not have and has never had any present, future, actual or contingent liabilities.

7.4	The Target is not party to or subject to any agreement, arrangement, obligation or commitment except in respect of the Shareholder’s Agreement, the Tenancy-in-Common, and the Lease (together the Target Agreements).

7.5	Save for the Target Agreements the Target has not entered into any contract since its incorporation under which the Target has continuing obligations or liabilities immediately before or at or after the date of this Agreement.

7.6	All licences, permissions and consents required for the carrying on of the business of the Target have been obtained by it and are in full force and effect and the Vendor is not aware of any circumstances indicating that any of those licences, permissions or consents is likely to be revoked or not renewed in the ordinary course.

7.7	The Target has complied in all material respects with all legal requirements applicable to its business, whether in the United Kingdom or in any other country.

7.8	There is not outstanding:

(a)	any loan made by the Target to, or debt owing to the Target by, the Vendor, or any other member of the Vendor’s Group or any director of the Target or any person connected with any of them; or

(b)	any agreement or arrangement to which the Target is a party and in which the Vendor or any other member of the Vendor’s Group or any director of the Target or any person connected with any of them is interested.

8	Borrowings and Debt

8.1	The Target has no outstanding obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	monies borrowed or raised;

(b)	any recourse to a company selling or discounting receivables in respect of receivables sold or discounted;

(c)	moneys raised under any bond, note, stock, or other security;

(d)	moneys raised under or in respect of acceptance credit and documentary credit facilities;

(e)	the acquisition cost of assets or services to the extent payable after the time of acquisition or possession;

(f)	rental payments under chattel leases and hire purchase agreement; or

(g)	any guarantee, indemnity or other assurance against or arrangement intended to prevent or limit loss in respect of any obligation for the payment or repayment of money described in paragraphs (a) to (f), above any such obligation being referred to below as a Borrowing.

8.2	The Target has no subsisting Encumbrance or any other agreement or arrangement having a similar effect over the whole or any part of its present or future revenues or assets.

8.3	No Borrowing of the Target has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by the Target.

8.4	No event or circumstance has occurred, or may occur with the giving of notice or lapse of time determination of materiality or satisfaction of any other condition, such as to entitle any person to require the payment or repayment of any Borrowing before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of the Target under an agreement relating to Borrowing.

9	Property

9.1	Save in respect of the Tenancy-in-Common and the Lease, the Target does not use or occupy or have, nor has ever used, occupied or had, any interest in any land and/or buildings.

9.2	The Target is entitled at law and in equity to both the Tenancy-in-Common and the Lease.

9.3	Neither the Tenancy-in-Common nor the Lease is subject to any Encumbrance.

9.4	The Target has not at any time entered into either a lease of or a licence to assign any leasehold property as a guarantor of the tenant covenants contained in any such document.

10	Litigation and defaults

10.1	The Target is not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding or threatened against the Target, its assets or any of its directors or shareholders or in respect of which the Target is liable to indemnify any party concerned and so far as the Vendor is aware, none are pending.

10.2	Neither the Target nor any of its officers, directors or shareholders has by any act or default committed:

(a)	any criminal or unlawful act in connection with the business of the Target;

(b)	any breach of trust in relation to the business or affairs of the Target;

(c)	any breach of contract or statutory duty or any tortuous act which could entitle any third party to terminate any contract to which the Target is a party or could lead to a claim against the Target for damages, compensation or an injunction.

10.3	No party with whom the Target has entered into any contract is in default under it, and, so far as the Vendor is aware, there are no circumstances likely to give rise to such a default.

10.4	No governmental or official investigation or inquiry concerning the Target is, so far as the Vendor is aware, in progress or threatened and, so far as the Vendor is aware, there are no circumstances which are likely to give rise to any such investigation or inquiry.

11	Insurance

11.1	The Target has at all material times had valid insurance cover in respect of its business and assets:

(a)	against all risks (including loss of profits for a period of at least six months) normally insured against by companies carrying on the same type of business as the Target or having similar assets;

(b)	for the full replacement value of its assets and for such amount in respect of its business as would in the circumstances be prudent for such a business;

(c)	from a well-established and reputable insurer.

11.2	All policies of insurance taken out in connection with the Target are all valid and all premiums paid on such policies are fully paid, have been provided to the Purchaser and the Target has not done or omitted to do or allowed anyone to do or not to do anything which might render any of those policies void or voidable and has complied with all conditions attached to them.

11.3	No claim under any policy of insurance taken out in connection with the business or assets of the Target is outstanding and, so far as the Vendor is aware, there are no circumstances likely to give rise to such a claim.

12	Employees

12.1	The Target does not have, and has never had, any employees.

12.2	The Target has no liabilities in respect of any past or present officers or employees of the Target.

13	Pensions

The Target does not operate or participate in and has never operated or participated in any schemes or arrangements promising or providing for retirement and/or death benefits and or ex gratia pensions or other payments in relation to any of its directors or any other person.

14	Intellectual Property Rights and Information Technology

14.1	The Target does not own and has never owned any Intellectual Property Rights.

14.2	The Target does not operate and has never operated any computer hardware or software.

15	Winding up etc

15.1	No order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Target and no petition has been presented and no meeting has been convened for the purpose of winding up the Target.

15.2	No administrator has been appointed in respect of the Target no steps intended to result in such an appointment have been taken.

15.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Target.

15.4	The Target is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 and the Target has not stopped paying its debts as they fall due.

15.5	No voluntary arrangement has been proposed in respect of the Target.

15.6	No event analogous to any of the foregoing has occurred in any jurisdiction outside the United Kingdom.

Part C – Tax Warranties

16	Returns, payments and liability

16.1	The Target has in the last six years duly, accurately and punctually:

(a)	maintained all records;

(b)	filed all returns (except for the 2008 return which is due by 31 December 2009 and 2009 tax return which includes 2009 pre-completion periods and which is due by 31 December 2010) computations, notices, claims, elections, accounts, statements, reports and other documents; and

(c)	furnished all information in complete and accurate form

for Tax purposes that are required by law and there is no dispute or open enquiry with any Tax Authority and so far as the Vendor is aware nor is there likely to be any dispute with or enquiry by any Tax Authority.

16.2	The Target has paid all Taxes that are due and payable with respect to it, and its operations and its assets in a timely manner and, so far as the Vendor is aware, is not, and has not in the two years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

16.3	The Tax liabilities of the Target during any accounting period ending on or within six years before the Accounts Date or the current accounting period have not depended on any informal or unpublished concession, agreement or other arrangement with any Tax Authority.

16.4	The Target is not and there are no circumstances in existence at Completion that could make the Target liable to pay any amount in respect of any Tax in respect of any profit for any Tax purpose, income, gain, transaction, act, omission or event (whether deemed to have occurred or otherwise) of any other person.

16.5	The Target has sufficient records to determine the Tax consequences which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but before Completion.

16.6	The United Kingdom is the only jurisdiction in which the profits, income or gains of the Target are chargeable to Tax or in which any acquisitions, imports or supplies made by the Target are chargeable to value added tax.

16.7	All payments made by the Target which ought to have been made under deduction or withholding of Tax (including without limitation emoluments and benefits the subject of PAYE) have been so made and any sums required to be accounted for have been accounted for to the relevant Tax Authority.

17	Expenditure deductible

The Target has not since the Accounts Date made any revenue payment (or provided any other amount in money or money’s worth) or incurred any liability and is not subject to any obligation under which it will or may at any time hereafter become liable to make any revenue payment (or provide any other amount in money or money’s worth) which (in either such case) is not deductible in full in computing the profits of the Target for the purposes of corporation tax.

18	Conduct of trade

There has been no major change in the nature or conduct of the business carried on by the Target in the three-year period ending on Completion nor has the scale of the activities in the business carried on by the Target become small or negligible at any time.

19	Capital allowances

The Target does not and has never claimed or been entitled to capital allowances in relation to any asset in which it has an interest.

20	Tax assets

As at the Completion Date, the Target does not own or otherwise have any legal entitlement to any Tax asset.

21	Deemed disposals

No asset is owned by the Target of which there will be a deemed disposal under section 179 of TCGA in consequence of this Agreement or Completion.

22	Groups

22.1	There are no arrangements or agreements under which the Target is or may become liable to make or entitled to receive any payments or repayments in respect of group relief.

22.2	The Target has not entered into nor been the subject of arrangements with respect to payment of corporation tax pursuant to section 36 of the Finance Act 1998.

22.3	The Target has not and cannot be required to make any election under any of section 171A, section 175, section 179A or section 179B of the TCGA.

23	Instalment Payments

The Target is not a “large company” within the meaning of regulation 3 of the Corporation Tax (Instalment Payments) Regulations 1998.

24	Close Company

The Target is not and has never been a close company within the meaning of the Taxes Act.

25	Value added tax

25.1	The Target is not a taxable person and is not and has not been registered for the purposes of the VAT Act.

25.2	Neither the Target nor any company of which the Target is a relevant associate within the meaning of Schedule 10 to the VAT Act has under that Schedule elected to waive exemption or exercised an option to tax in relation to land in which the Target has an interest, nor made a real estate election under that Schedule in relation to any land.

26	Stamp duty/SDLT

26.1	All documents under which the Target has any right, title or interest and which attract stamp duty in the United Kingdom were executed in, or have been brought into, the United Kingdom and have been duly stamped and the Target has duly and punctually paid all stamp duty reserve tax to which it is or has been liable.

26.2	No liability to stamp duty will arise in the Target under section 111 or section 113 of the Finance Act 2002 in consequence of this Agreement or Completion.

26.3	The Target is not the purchaser in relation to a land transaction to which section 51 of the Finance Act 2003 applies or in respect of which an application to defer payment of SDLT under section 90 of the Finance Act 2003 has been accepted.

26.4	No chargeable interest has been acquired by the Target in the last three years pursuant to a land transaction in respect of which relief from SDLT was claimed by the Target.

27	Employment related securities

The Target has not issued any shares or securities which are employment-related securities for the purposes of Part 7 of the Income Tax (Earnings and Pensions) Act 2003.

28	Anti-avoidance

The Target has not entered into or been a party to any transaction, scheme or arrangement which, or which included a step or steps which, served no commercial purpose other than the saving of Tax.

Part D – Manager Warranties

29	Full Disclosure

29.1	Save for matters arising in any board meeting of the Company at which the Purchaser was present where such matters were fully and accurately disclosed in respect of the facts and the potential issues involved there are no matters relating to the Company of which the Vendor is aware that are likely to have an adverse effect on the Company or so far as the Vendor is aware its future prospects that LN(V)UKL has failed to fully and fairly disclose to the Company and all of its directors.

29.2	LN(V)UKL is not in breach of the Management Agreement.

29.3	Save in respect of liabilities incurred by LN(V)UKL to ADP to pay licence fees payable on a per payslip basis in respect of payroll services provided to LN(V)UKL in the ordinary course under the performance of its duties under the Management Agreement LN(V)UKL has not incurred any liabilities to any third parties arising out of the Management Agreement.

29.4	Save in respect of:

(a)	the Transaction Processing Services; and

(b)	the grant of access to the Transaction Processing Records by means of access to the Vendor’s Oracle Financial System database and the Vendor’s ADP payroll system the services to be provided by the Vendor to the Company pursuant to the Transitional Services Agreement shall be the same in scope and nature as the services as were provided by or on behalf of LN(V)UKL under the Management Agreement during the 12 month period immediately before Completion.

Schedule 4 – Adjustment to Consideration

Part A – Adjustment Mechanism

1	Available Cash statement

1.1	No sooner than 30 Business Days following Completion but in any event within 40 Business Days after the Completion Date, the Vendor shall procure the preparation of a draft of the Available Cash Statement on the basis of the Accounting Policies and in the same format as the Pro-forma Available Cash Statement. The Purchaser shall permit the Vendor and its accountants to have such access to the management and books and records of the Company and to take copies of the same, in each case, as they may reasonably require in order to prepare the draft Available Cash Statement.

1.2	When the draft Available Cash Statement has been prepared, the Vendor shall deliver a copy thereof to the Purchaser. The Purchaser and its accountants shall then have a period of 15 Business Days after the date on which the Vendor delivered the draft Available Cash Statement to the Purchaser (the Review Period) within which to review the draft Available Cash Statement and to satisfy itself that it has been duly prepared in accordance with this Agreement and that the value of the Available Cash Amount has been correctly calculated. The Purchaser shall, before the expiry of the Review Period, either:

(a)	confirm in writing to the Vendor that it agrees that the value of Available Cash Amount has been correctly calculated; or

(b)	give notice in writing to the Vendor explaining, in reasonable detail, why in the Purchaser’s opinion, the draft Available Cash Statement has not been prepared in accordance with paragraph 1.1 and setting out details of the Purchaser’s proposed adjustments (including the amounts of such proposed adjustments) to the draft Available Cash Statement and to the calculation of the value of the Available Cash Amount.

1.3	If the Purchaser fails so to confirm or to give such notice in accordance with paragraph 1.2 the draft Available Cash Statement and the value of the Available Cash Amount shown in such draft shall be deemed to have been finally accepted and agreed by the Vendor and the Purchaser.

1.4	If the Purchaser serves a valid notice in accordance with paragraph 1.2(b):

(a)	the Vendor and the Purchaser shall endeavour to resolve all matters in dispute as soon as practicable. If they fail to resolve such matters within 20 Business Days of the date on which the Vendor received such notice from the Purchaser (or such longer period as the Vendor and the Purchaser shall agree in writing) (the Resolution Period) the Purchaser or the Vendor may refer the matters in dispute to a firm of independent chartered accountants agreed by the Vendor and the Purchaser within 10 Business Days of a request by notice of either of them to the other or, failing agreement within that time, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of the Vendor or the Purchaser (the Independent Accountants). The Independent Accountants shall be instructed to determine matters in dispute and the final Available Cash Amount in accordance with the provisions of this Schedule 4 and to make such determination as soon as practicable and in any event within 30 Business Days of them being instructed or such longer period as they shall, in their discretion, reasonably require. In making such determination, the Independent Accountants shall act as experts and not as arbitrators and their decision shall (in the absence of manifest error) be final and binding on the parties. The costs of the Independent Accountants shall be borne by the parties in such proportions as the Independent Accountants may direct or, in the absence of any such direction, as to one half by the Purchaser and as to the other half by the Vendor; and

(b)	without prejudice to the Independent Accountants’ right to make a direction as to their costs, the parties shall bear their own legal, accounting and other professional costs in connection with the preparation of their submissions to the Independent Accountants and the resolution of the matters in dispute.

2	Adjustment to the Shares Purchase Price

2.1	On agreement (in accordance with paragraphs 1.2 or 1.3) or determination (in accordance with paragraph 1.4) of the Available Cash Statement the following adjustments shall be made in order to determine the final amount of the Shares Purchase Price:

(a)	if the Available Cash Statement shows the Available Cash Amount to be greater than the Estimated Available Cash Amount, then the Shares Purchase Price shall be increased by, and the Purchaser shall pay to the Vendor a cash sum equal to, one third of the amount by which the Available Cash Amount exceeds the Estimated Available Cash Amount; and

(b)	if the Available Cash Statement shows the Available Cash Amount to be less than the Estimated Available Cash Amount, then the Shares Purchase Price shall be decreased by, and the Vendor shall pay to the Purchaser a cash sum equal to one third of the amount by which the Estimated Available Cash Amount exceeds the Available Cash Amount;

2.2	All payments to be made pursuant to this Schedule 4 shall be made within five Business Days of the date on which the Available Cash Statement is agreed, deemed agreed or determined in accordance with the provisions of paragraph 1.2, 1.3 or 1.4 (as the case may be) of this Schedule Schedule 4.

2.3	Any such payment not made on the due date for payment shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) from the due date to and including the day of actual payment at 2% above the base rate of Barclays Bank plc from time to time.

Part B – Accounting Policies

The Available Cash Statement shall be prepared in accordance with the same generally acceptable accounting conventions, policies, principles and practices as those used in preparing the annual audited accounts of the Company in respect of the period ending 31 December 2008. Without the prejudice to the foregoing provisions, the following accounting policies, principles, practices, bases and methodologies shall apply:

Tax

In calculating the Tax provision in respect of the period from 1 January 2009 to the Completion Date, that period shall be treated as if it is a separate period for Tax purposes. The method of calculation shall be consistent with that used in preparing the statutory accounts for the period ended 31 December 2008 subject to any changes that are required as a result of a change in Tax Legislation, practice, concession or interpretation of a Tax Authority.

In calculating the Tax provision, there shall be taken into account any transfer pricing adjustment (pursuant to the provisions of Schedule 28AA of the Taxes Act) in connection with any transaction between the Target and any member of the Vendor’s Group.

No provision shall be made in respect of any stamp duty or stamp duty reserve tax payable in respect of the acquisition of the Buy-Back Shares.

Cash

Cash represents cash in hand and bank balances, adjusted where applicable for unpresented cheques and outstanding lodgements.

Capital expenditure

Capital expenditure to be deducted from the 2009 CAPEX Budget shall be such capital expenditure as has been incurred and expensed in accordance with the 2009 CAPEX Budget

General provisions

No provision shall be made in respect of working capital.

Liabilities incurred or transactions occurring after Completion and relating to the period after Completion shall not be taken into account.

No provision shall be made in respect of events occurring after the delivery of the draft of the Available Cash Statement as contemplated under paragraph 1.2 of Part A of this Schedule 4.

The Tenancy In Common net cash amount shall be the amount of the current assets, including cash, less the current liabilities of the Tenancy-in-Common.

Part C – Pro-forma Available Cash Statement

	£	£

Inventory	23,964

Debtors and prepayments	1,048,641

Advance Ticket Sales	730,092

Less: Creditors	(2,557,122)

Net current liabilities excluding cash and advances		(754,426)

Total cash including Escrow	4,701,218

Less: Funds to meet net current liabilities	(754,426)

Less: Funds in respect of Advance Ticket Sales	(730,092)

Net Cash		3,216,700

Tenancy in common net cash		148,701

Net cash including TIC		3,365,401

Reserves (2009 CAPEX Budget)	(330,000)

Less: incurred and expensed in accordance with the 2009 CAPEX Budget	104,028

Less: cost of Kiosk at Dominion Theatre	75,000

Total Reserves		(150,972)

Working Capital balance		(0)

Available Cash Amount		3,214,429

Vendor’s share of Available Cash 33%		1,060,761

Signed as a deed by		)
Apollo Leisure Group Limited		)
acting by a director in the presence of:		)	/s/ David Rogers

Signature of witness:	/s/ S. Wotherspoon

Name of witness:	S. Wotherspoon

Address:	Hammonds LLP
Devonshire Square, London

Signed as a deed by		)
Dominion Theatre Investments Limited		)
acting by a director in the presence of:		)	/s/ David Rogers

Signature of witness:	/s/ S. Wotherspoon

Name of witness:	S. Wotherspoon

Address:	Hammonds LLP
Devonshire Square, London

Signed as a deed by		)
Nederlander International Limited		)
acting by a director in the presence of:		)	/s/ Jerrold B. Katzman

Signature of witness:	/s/ Nick Kirton

Name of witness:	Nick Kirton

Address:	One Fleet Place London EC4M 7WS

Signed as a deed by		)
Nederlander Dominion Limited		)
acting by a director in the presence of:		)	/s/ Jerrold B. Katzman

Signature of witness:	/s/ Nick Kirton

Name of witness:	Nick Kirton

Address:	One Fleet Place London EC4M 7WS

Signed as a deed by		)
Live Nation, Inc.		)
acting by John Hopmans		)	/s/ John Hopmans
being [a] person[s] who in accordance with the law of the State of Delaware are acting under the authority of the company